Exhibit 99.1

October 25, 2006

For further information contact:
James M. Grant, Senior Director, Investor Relations (817) 415-7833 investor.relations@radioshack.com

RadioShack Corporation Announces 2006 Third Quarter Financial Results

Fort Worth, Texas, October 25, 2006 – RadioShack Corporation (NYSE: RSH) today announced a net loss of $16 million or $0.12 per diluted share for the quarter ended September 30, 2006 versus net income of $108.5 million or $0.75 per diluted share for the quarter ended September 30, 2005. Third quarter 2005 net income was favorably impacted by a non-cash gain of $56.5 million or $0.39 per diluted share due to the reversal of a tax contingency reserve. Third quarter 2006 pre-tax earnings were adversely affected by the non-cash write-down of $29 million of assets associated with RadioShack’s wireless kiosk operations; $18 million in costs associated with the company’s turnaround plan; and lower wireless sales. RadioShack’s cash position increased $229 million at the end of the third quarter of 2006 to $276 million versus $47 million at the end of the third quarter of 2005. The cash position was driven by improved working capital management.

“Though too early in the management transition to see fundamental change in business trends, RadioShack made some important achievements in Q3 towards improving its operations,” said Julian Day, chairman and chief executive officer. “During the quarter, we streamlined costs; better aligned people and roles; and strengthened our balance sheet.”

Revenue

Third quarter 2006 comparable store sales were down 9.6% versus the third quarter of 2005. An income statement reclassification relating to the sale of prepaid wireless airtime, due primarily to contract changes, reduced total sales and comparable store sales by approximately 300 basis points but did not impact operating profit. Comparable store sales adjusted for prepaid wireless airtime were down 6.8%. This decline was mainly driven by lower post-paid wireless sales partially offset by increases in personal electronics and accessories.

Total sales in the third quarter of 2006 were down 11% to $1.06 billion versus total sales of $1.19 billion for the same period last year. RadioShack had 4,460 U.S. stores at the end of the third quarter of 2006, down 530 from the previous year. The impact on total sales from the lower store base was 5.66%.

Operating Income

The third quarter 2006 operating loss was $15 million as compared to operating income of $89 million last year. The decrease in operating income was driven by lower gross profit and higher operating expenses. The gross profit decline was driven by lower sales and an unfavorable merchandise mix of both wireless handset units and accessories. Wireless results were negatively impacted by a significant mix shift to lower margin pre-paid units from higher margin post-paid units. Accessory sales growth in the quarter was driven by lower margin accessories including MP3 accessories, flash memory and Bluetooth products.

Operating expenses were $503 million in the third quarter of 2006, up $24 million versus the prior year. Two types of charges drove the increase in operating expenses partially offset by a $23 million decrease due to headcount reductions and reduced advertising spending. These types of charges were $29 million for the non-cash write-down of intangible assets and goodwill related to the company’s wireless kiosk business in warehouse clubs; and $18 million related to turnaround activities such as severance, lease terminations, and store liquidations.

Adjusted EBITDA

For purposes of evaluating operating performance, the company’s management reviews adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) which is a non-GAAP financial measure. Adjusted EBITDA was $64.3 million in the third quarter of 2006 versus $120.6 million in the third quarter of 2005. The decrease was driven primarily by sales and gross margin declines as well as the charges described above.

ADJUSTED EBITDA	Three Months Ended September 30,		Increase/ (Decrease)
	2006	2005	2006 vs. 2005
Net (loss) income	$(16.3)	$108.5	$(124.8)

Add:
(Benefit) for income taxes	(9.8)	(30.1)	20.3
Other income	2.5	—	2.5
Interest expense	11.2	11.7	(0.5)
Interest income	(2.5)	(1.2)	(1.3)
Depreciation and amortization	31.9	31.7	0.2

EBITDA	$17.0	$120.6	$(103.6)

Add:
Turnaround costs	18.0	—	18.0
Goodwill charge	18.6	—	18.6
Intangible asset charge	10.7	—	10.7
Adjusted EBITDA	$64.3	$120.6	$(56.3)

Adjusted EBITDA is used by management to evaluate the operating performance of the company’s businesses for comparable periods. Adjusted EBITDA should not be used by investors or others as the sole basis for formulating investment decisions as it excludes a number of important items. Management compensates for this limitation by using GAAP financial measures as well in managing the company’s businesses. In the view of management, adjusted EBITDA is an important indicator of operating performance because:

•	EBITDA excludes the effects of financing and investing activities by eliminating the effects of interest and depreciation costs

•	Turnaround activities, while periodically affecting the company’s results, may vary significantly from period to period and have a disproportionate effect in a given period which affects the comparability of results

•	Management considers certain gains and losses on the sale of assets to result from investing decisions rather than ongoing operations.

Financial Position

RadioShack used $45 million in free cash flow through the first nine months of 2006 versus a use of $102 million for the same period in 2005. Compared to last year, this year’s improved cash utilization was driven by improved inventory management and more prudent capital expenditures offset by lower net income.

Day said, “The company has elevated its level of scrutiny for its capital expenditures with a view to improving financial returns. Capital will be allocated to projects which will yield the highest demonstrable return.”

About RadioShack Corporation

Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers. The company operates through a network of sales channels, including more than 6,000 company and dealer stores; over 100 RadioShack locations in Mexico and Canada; and nearly 800 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within minutes of where most Americans either live or work. For more information on RadioShack Corporation, visit www.radioshackcorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.radioshack.com.

Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow, as well as other information regarding free cash flow below.

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income	(Unaudited)
(In millions, except per share amounts)
	Three Months Ended		(Increase/
	September 30,		Decrease)	Nine Months Ended September 30,		Increase/ (Decrease)
	2006	2005	2006 vs 2005	2006	2005	2006 vs 2005
Net sales and operating revenues	$1,059.5	$1,194.7	$(135.2)	$3,319.4	$3,409.8	$(90.4)
Cost of products sold	571.6	626.6	(55.0)	1,751.4	1,721.3	30.1
Gross profit	487.9	568.1	(80.2)	1,568.0	1,688.5	(120.5)

Operating expenses:
Selling, general and administrative	441.6	447.5	(5.9)	1,420.9	1,329.4	91.5
Depreciation and amortization	31.9	31.7	0.2	97.5	91.6	5.9
Impairment of long-lived assets	29.3	—	29.3	38.5	—	38.5
Total operating expenses	502.8	479.2	23.6	1,556.9	1,421.0	135.9

Operating (loss) / income	(14.9)	88.9	(103.8)	11.1	267.5	(256.4)
Interest income	2.5	1.2	1.3	3.9	4.8	(0.9)
Interest expense	11.2	11.7	(0.5)	33.3	30.4	2.9
Other (loss) income	(2.5)	—	(2.5)	(4.3)	10.2	(14.5)
(Loss) / income before income taxes	(26.1)	78.4	(104.5)	(22.6)	252.1	(274.7)
(Benefit) / provision for income taxes	(9.8)	(30.1)	20.3	(11.5)	36.3	(47.8)

Net (loss) / income	$(16.3)	$108.5	$(124.8)	$(11.1)	$215.8	$(226.9)

Net (loss) / income per share:
Basic	$(0.12)	$0.76	$(0.88)	$(0.08)	$1.42	$(1.50)

Diluted	$(0.12)	$0.75	$(0.87)	$(0.08)	$1.41	$(1.49)

Shares used in computing net (loss) / income per share:
Basic	136.5	143.4	(6.9)	136.1	152.5	(16.4)

Diluted	136.5	143.9	(7.4)	136.1	153.2	(17.1)

Shares outstanding	135.8	134.6	1.2

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	Sept. 30, 2006	Dec. 31, 2005	Sept. 30, 2005
Assets
Cash and cash equivalents	$276.4	$224.0	$47.4
Accounts and notes receivable, net	212.3	309.4	227.8
Inventories, net	878.7	964.9	1,162.5
Other current assets	120.7	129.0	101.7
Total current assets	1,488.1	1,627.3	1,539.4
Property, plant and equipment, net	429.7	476.2	674.7
Other assets, net	66.7	101.6	95.2
Total assets	$1,984.5	$2,205.1	$2,309.3

Liabilities and Stockholders’ Equity
Short-term debt, including current maturities of long-term
debt	$265.3	$40.9	$381.7
Accounts payable	304.3	490.9	484.9
Accrued expenses and other current liabilities	341.9	379.5	281.1
Income taxes payable	11.8	75.0	21.8
Total current liabilities	923.3	986.3	1,169.5
Long-term debt, excluding current maturities	344.7	494.9	501.6
Other non-current liabilities	115.6	135.1	136.7

Total liabilities	1,383.6	1,616.3	1,807.8
Stockholders’ equity	600.9	588.8	501.5
Total liabilities and stockholders’ equity	$1,984.5	$2,205.1	$2,309.3

RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Nine months ended September 30,
	2006	2005
Cash flows from operating activities:
Net income	$(11.1)	$215.8
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	97.5	91.6
Impairment of long-lived assets	38.5	—
Other non-cash items	13.5	3.3
Changes in operating assets and liabilities:
Accounts and notes receivable	97.6	13.2
Inventories	86.2	(158.8)
Other current assets	(2.1)	(8.0)
Accounts payable, accrued
expenses, income taxes
payable, and other	(291.3)	(134.3)
Net cash provided by operating activities	28.8	22.8

Cash flows from investing activities:
Additions to property, plant and equipment	(73.3)	(124.5)
Proceeds from sale of property, plant and equipment	10.9	2.8
Other investing activities	0.8	(9.9)
Net cash used in investing activities	(61.6)	(131.6)

Cash flows from financing activities:
Purchases of treasury stock	—	(647.9)
Sale of treasury stock to employee stock plans	10.5	22.9
Proceeds from exercise of stock options	1.3	17.0
Changes in short-term borrowings and outstanding checks, net	27.8	326.4
Short-term borrowings greater than three months maturity	48.6	-
Reductions of long-term borrowings	(3.0)	(0.1)
Net cash provided by / (used in) financing activities	85.2	(281.7)

Net increase / (decrease) in cash and cash equivalents	52.4	(390.5)
Cash and cash equivalents, beginning of period	224.0	437.9
Cash and cash equivalents, end of period	$276.4	$47.4

RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation Table of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
(In millions)
FREE CASH FLOW
	Nine Months Ended		Increase/
	September 30,		(Decrease)
	2006	2005	2006 vs 2005
Net cash provided by operating activities	$28.8	$22.8	$6.0
Less:
Additions to property, plant and equipment	73.3	124.5	(51.2)
Dividends paid	—	—	—

Free cash flow	$(44.5)	$(101.7)	$57.2

Management believes free cash flow, a non-GAAP financial measure, to be a relevant indicator of our ability to repay maturing debt, change dividend payments or fund other uses of capital. As with adjusted EBITDA, free cash flow should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP, as it excludes a number of important items. Management also compensates for limitations in free cash flow by using GAAP financial measures as well in managing RadioShack.